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EXHIBIT 1
                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 14, 2002

                                  BY AND AMONG

                           SECURITY BIOMETRICS, INC.,
                              LT ACQUISITION CORP.
                         LIGHTEC COMMUNICATIONS, INC.,
                                MARYANNE RICHARD
                                      AND
                                MICHAEL RICHARD


                          AGREEMENT AND PLAN OF MERGER



THIS AGREEMENT AND PLAN OF MERGER dated as of March 14, 2002 (this "Agreement") is made and entered into by and among SECURITY BIOMETRICS, INC., a Nevada corporation ("Biometrics"), LT ACQUISITION CORP., a New York corporation ("Newco"), LIGHTEC COMMUNICATIONS INC., a New York corporation ("Lightec"), MARYANNE RICHARD ("M.A. Richard") and MICHAEL RICHARD (M.A. Richard and Michael Richard being referred to collectively as the "Richards").

WHEREAS, Newco is a wholly owned subsidiary of Biometrics;

WHEREAS, M.A. Richard is the sole shareholder of Lightec;

WHEREAS, Michael Richard is the husband of M.A. Richard and President and Chief Executive Officer of Lightec;

WHEREAS, Biometric's and Newco's willingness and agreement to enter into this Agreement are expressly conditioned upon Michael Richard executing and delivering this Agreement and agreeing to be bound by the provisions hereof. The Richards hereby acknowledge and agree that Biometric and Newco are entering into this Agreement in reliance on (among other things) Michael


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Richard's executing this Agreement and agreeing to be bound by the provisions hereof and that, absent such agreement and execution by Michael Richard, Biometrics and Newco would not enter into this agreement or consummate this transaction;

WHEREAS, the Boards of Directors of Newco and Lightec have approved the merger of Lightec with and into Newco on the terms set forth in this Agreement (the "Merger").

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.


                                   ARTICLE 1.

                                   THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, effective as of the Effective Time (as defined below) in accordance with the Business Corporation Law of New York (the "BCL"), Lightec shall be merged with and into Newco. In its capacity as the surviving corporation in the Merger, Newco is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 Effective Time of the Merger. The Merger shall be effective upon filing (the "Effective Time") of a Certificate of Merger in a form mutually acceptable to Newco, Lightec and the Richards with the Secretary of State of the State of New York in accordance with the BCL (the "Merger Filing"). The Merger Filing shall take place simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall, subject to the provisions hereof, use commercially reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement.

1.3 Effects of the Merger. If the Closing shall occur, at and as of the Effective Time, the separate corporate existence of Lightec shall cease, Newco shall continue its existence under the laws of the State of New York, and the Merger shall have the effects set forth in the applicable sections of the BCL. Without


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limiting the generality of the foregoing or the effect or scope of any of the representations, warranties and covenants contained herein, and subject thereto, if the Closing shall occur, the parties acknowledge and agree that notwithstanding the Effective Time: (i) the profits and losses of Lightec's operations from and after March 14, 2002 shall be for the account of Newco; (ii) except as otherwise expressly provided herein, all the property, rights, privileges, powers, franchises and other assets of Lightec at and as of March 14, 2002 shall vest in the Surviving Corporation effective as of the Effective Time, and all the debts, liabilities, obligations and duties of Newco and Lightec at and as of March 14, 2002 shall become the debts, liabilities, obligations and duties of the Surviving Corporation; and (iii) the Richards shall cause Lightec to file, prior to the due dates thereof, final federal and state income tax returns for all periods prior to March 14, 2002 and shall be responsible for all income taxes due thereon. At or as soon as practicable after the Effective Time, Newco shall change its name to Lightec Communications Corp.

1.4 Closing. Consummation of the transactions contemplated by this Agreement shall take place at the offices of Faust Rabbach & Oppenheim, LLP, 488 Madison Avenue, New York, New York 10022, commencing at 9:00 a.m., local time, on or about June 13, 2002, or as soon as practicable after the last to be fulfilled or waived of the conditions set forth in Articles 6 and 7, or at such other place, time and date as shall be fixed by mutual agreement between Biometrics, Lightec and M.A. Richard (but in any event shall be effective as of the Effective Time as set forth above). The day on which the Closing shall occur shall be referred to herein as the "Closing Date." Each party will use its reasonable best efforts to cause to be prepared, executed and delivered the documents to be delivered pursuant to Articles 6 and 7 and all other appropriate and customary documents as any party or its counsel may reasonably request and to secure all consents and approvals for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.5 Articles of Incorporation. The articles of incorporation of Newco as in effect immediately before the Effective Time shall be the articles of incorporation of the Surviving Corporation after the Effective Time until thereafter amended in accordance with their terms and as provided in the BCL.

1.6 Bylaws. The bylaws of Newco as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving


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Corporation after the Effective Time until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and the BCL.

1.7 Directors. The directors of Newco immediately before the Effective Time shall be the directors of the Surviving Corporation, and such directors shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.8 Officers. The officers of Newco in office immediately before the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, and such officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 2.

                              MERGER CONSIDERATION

2.1 Cancellation of Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of any party hereto or the holders of any of the following securities:

(a) All of the common share of Lightec, no par value (the "Lightec Stock") issued and outstanding immediately before the Effective Time shall be cancelled, extinguished and converted into and become the right to receive an aggregate (a) 16,000,000 shares of common stock of Biometrics ("Biometrics Common Stock") (the "Stock Consideration"); (b) $3,000,000 in cash payable as follows: $1,250,000 by prepayment to M. A. Richard prior to the date hereof, receipt of which is hereby acknowledged by M. A. Richard, and $1,750,000 by certified, official bank or attorney escrow account check(s), or by wire transfer of immediately available funds, to M. A. Richard; and (c) a promissory note for $1,000,000 in the form and substance annexed hereto as Exhibit A (the "Note") collectively, the "Merger Consideration").

(b) Each share of Newco's capital stock issued and outstanding immediately before the Effective Time shall be converted into one share of common stock of the Surviving Corporation.


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(c) As a result of the actions described in Section 2.1(a), all Lightec Stock issued and outstanding immediately before the Effective Time shall cease to be outstanding and shall automatically be cancelled and retired, and each certificate ("Certificate") previously evidencing such Lightec Stock shall thereafter solely represent the right to receive the Merger Consideration. At the Effective Time, the holders of Certificates for Lightec Stock shall cease to have any rights with respect to such Lightec Stock except as otherwise provided herein or by law.

(d) At the Closing the Merger Consideration shall be delivered to M.A. Richards and M.A. Richards shall deliver one or more Certificates evidencing all of the outstanding Lightec Stock duly endorsed in blank.

(e) As security for repayment of the Note and all obligations thereunder, the parties agree to cause the Surviving Corporation to grant to M.A. Richard a security interest in and to all of the Surviving Corporation's (i) accounts;
(ii) deposit accounts; (iii) investment property; (iv) letter-of-credit rights and letters of credit; (v) rights to payment evidenced by chattel paper or an instrument; (vi) rights to payment for money or funds advanced or sold; and
(vii) all proceeds of any and all of the foregoing, pursuant to a Security Agreement in form and substance of Exhibit B hereto.


                                   ARTICLE 3.

           REPRESENTATIONS AND WARRANTIES OF LIGHTEC AND THE RICHARDS

3.1 Lightec. Lightec and each of the Richards, jointly and severally, hereby represent and warrant to Biometrics and Newco that:

3.1.1 Organization and Good Standing. At the Effective Time, Lightec will be a so called "Subchapter C" corporation duly organized, validly existing and in good standing under the laws of the State of New York. Lightec does not own any equity, profit sharing participation or other ownership interest in any corporation, partnership, limited liability company, or other entity.

3.1.2 Foreign Qualification. Except as set forth on Schedule 3.1.2 hereto, Lightec is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its business or the ownership of its assets requires it to be so


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qualified or licensed, except where the failure to be so qualified or licenses would not have a material adverse effect on Lightec.

3.1.3 Power and Authority. (a) Lightec has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted; and

     (b) The Richards each have the power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder.

3.1.4. Binding Effect. This Agreement has been duly executed and delivered by the Richards and is the legal, valid and binding obligation of the Richards, as their respective obligations are set forth herein, enforceable in accordance with its terms, except that:

          (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally;

          (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

          (c) rights to indemnification may be limited by considerations of public policy.

3.1.5 Absence of Restrictions and Conflicts. A. The execution, delivery and performance of this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice, or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or give rise to any right of termination or permit the acceleration or modification of any obligation under, (i) any term or provision of the Articles of Incorporation of Lightec, (ii) except as set forth in Schedule 3.1.5, any Contract (as defined in Section 3.1.12), (iii) any judgment, decree or order of any court or governmental authority or agency to which the Richards, Lightec, or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to the Richards or Lightec.

     B. No consent, approval, order or authorization of, or registration, declaration or filing with, (i) any governmental


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agency or public or regulatory unit, agency, body or authority, or (ii) any other person or entity, is required in connection with the execution, delivery or performance of this Agreement by the Richards or Lightec, or as a condition to the continuing realization of material benefits under, and the enforceability of, any Contract (as defined in Section 3.1.12).

3.1.6 Capitalization of Lightec

          (a) As of the date hereof, and at all times since the incorporation of Lightec, M.A. Richard owns and has owned the number of shares of Lightec Stock set forth opposite her name on Schedule 3.1.6, which is all of the Lightec Stock issued and outstanding.

          (b) All of the outstanding Lightec Stock has been duly authorized and validly issued and is fully paid.

          (c) There are no voting trusts, member agreements or other voting arrangements, charges, liens or encumbrances on Lightec owned by M.A. Richard.

          (d) There is no outstanding subscription, contract or other rights obligating Lightec to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, Lightec Stock.

3.1.7 Financial Statements and No Material Changes. The Richards have heretofore furnished Biometrics with the balance sheets of Lightec as at March 14, 2002 and May 31, 2002 (the "Balance Sheets") and as at the end of each of the two preceding fiscal years, inclusive, and the related statements of income, shareholders' equity and changes in cash flow for the years then ended, all certified by Serroukas & Badat (collectively with the Balance Sheets, the "Financial Statements"). Such Financial Statements are listed on Schedule 3.1.7 hereto. True and complete copies of the Financial Statements have been delivered to Biometrics and are deemed a part of Schedule 3.1.7. Such Financial Statements, including the footnotes thereto, except as indicated therein, have, to the best knowledge of the Richards, been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated. The Balance Sheets fairly present, in all material respects, the financial position of Lightec as of the dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of Lightec, fixed or contingent, and to the best knowledge of the Richards, as required by generally accepted accounting principles as of the


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date thereof, and the related statements of income, shareholders' equity and changes in its cash flow fairly present, in all material respects, the results of the operations of Lightec and the changes in its cash flow for the periods indicated to the extent required to be included in the Financial Statements under generally accepted accounting principles. Such other balance sheets fairly present, in all material respects, the financial position of Lightec at the respective dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of Lightec, fixed or contingent, as required, to the best knowledge of the Richards, by generally accepted accounting principles, as at the respective dates thereof and the related statements of income, shareholders' equity and changes in cash flow fairly present, in all material respects, the results of the operations of Lightec and the changes in its cash flow for the periods indicated to the extent required to be included in the Financial Statements under, to the best knowledge of the Richards, generally accepted accounting principles. Since March 14, 2002 (the "Beginning Balance Sheet Date") there has been no material adverse change in the assets or liabilities, or in the business or financial condition, or in the results of operations, of Lightec.

3.1.8 Books and Records. The minute books of Lightec, as previously made available to Biometrics and its representatives, contain accurate records of all meetings of, and corporate action (including action taken by written consent) taken by the stockholders and Board of Directors of Lightec. Except as set forth on Schedule 3.1.8 hereto, Lightec has not had any of its material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under its exclusive ownership and direct control.

3.1.9 Title to Properties; Encumbrances. Except as set forth on Schedule 3.1.9 hereto, and except for property and assets reflected in the Balance Sheets or acquired since May 31, 2002 which have been sold or otherwise disposed of in the ordinary course of business, Lightec has good, valid and marketable title to (a) all of its material properties and assets (personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the Balance Sheets, except as indicated in the notes thereto, and (b) all of the properties and assets purchased or acquired by Lightec since March 14, 2002; in each case subject to no


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encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected on the Balance Sheets, (ii) liens for taxes, assessments or governmental charges or levies on property not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings,
(iii) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, (iv) landlord liens contained in leases entered in the ordinary course of business; and (v) liens described on Schedule 3.1.9 (liens of the type described in clauses (i) through (v) above are hereinafter sometimes referred to as "Permitted Liens".

3.1.10 (a) Real Property. Lightec does not now own, and has never owned, any real property.

          (b) Personal Property. Schedule 3.1.10(b) hereto contains an accurate and complete list of all material tangible personal property (other than inventory) owned or leased by Lightec or used in Lightec's business. With respect to any property included on Schedule 3.1.10(b) which is not owned by Lightec and for which annual lease payments are $5,000 or more, Schedule 3.1.10(b) names the owner thereof and describes or refers to any agreement relating to the use thereof; all such property not owned by Lightec is in such condition that upon the return thereof to its owner, Lightec will have discharged all of its obligations to such owner, except as indicated on such Schedule 3.1.10(b).

          (c) Inventory. Schedule 3.1.10(c) hereto contains a listing of the inventory of Lightec as of March 14, 2002 and May 31, 2002. Except as disclosed on Schedule 3.1.10(c), the inventory classified as such in the Balance Sheet consists of items of a quantity and quality usable or saleable in the ordinary course of business at prevailing market prices without discount other than in the ordinary course of business, net of applicable reserves.

          (d) Condition and Sufficiency of Assets. All machinery, equipment, vehicles, furniture, fixtures, plants, buildings, facilities and other tangible assets owned by or used by Lightec are, without material exception in any individual case, in good operating condition and repair, ordinary wear and tear


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          excepted, and are adequate for the uses to which they are being put.
          Neither Lightec nor either of the Richards has received any notice that any of such assets or facilities is in need of significant maintenance or repair, except in the ordinary course of business. The assets owned by Lightec are sufficient and adequate to conduct its business as now being conducted.

3.1.11 Leases. Schedule 3.1.11 hereto contains an accurate and complete list and description of the terms of all leases to which Lightec is a party (as lessee or lessor) providing for annual lease payments of $5,000 or more. Each lease set forth on Schedule 3.1.11 (each, a "Lease") is in full force and effect. All rents and additional rents due to date on each Lease have been paid. With respect to each Lease, Lightec has been in peaceful possession since the commencement of the original term of such Lease and is not in default thereunder and no waiver, indulgence or postponement of Lightec's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the exchange of the Lightec Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such Lease. Lightec has not violated any of the terms or conditions under any such Lease in any material respect, and all of the covenants to be performed by any other party under any such Lease have been fully performed. The property leased by Lightec is in a state of good operating condition, not in need of significant maintenance or repair, except in the ordinary course of business and is adequate and suitable for the purposes for which it is presently being used.


3.1.12 Material Contracts. Schedule 3.1.12 hereto sets forth a true and complete list of each partially or totally executory contract, agreement, commitment, option or understanding, of the following types, to which Lightec is a party by which it or any of its material properties, assets or employees is bound (collectively the "Contracts"):

          (a) warrants, stock options, "put" or "call" agreements and other agreements or commitments to sell, purchase, issue, convert or exchange shares of the capital stock of Lightec, as the case may be;

          (b) voting agreements or arrangements, restrictive share transfer agreements, stockholder agreements, preferred


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stock agreements, stock escrow agreements, and any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

          (c) collective bargaining agreements;

          (d) employment, consulting, advisory and other similar agreements or arrangements, management agreements, management information services agreements, or arrangements or agreements with current or former stockholders, directors, officers, and employees other than employment agreements;

          (e) any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

          (f) production, supply or purchase contracts or contracts for capital expenditures involving payments in excess of $10,000 each, and sales orders in excess of $10,000 each, or with terms in excess of one year as of March 14, 2002;

          (g) franchise agreements or material arrangements, agreements or arrangements with distributors, brokers, manufacturer's representatives, sales representatives, sales agents, service or warranty representatives or similar individuals or entities;

          (h) advertising contracts providing for annual payments of $5,000 or more;

          (i) installment sales agreements providing for annual payments of $7,500 or more;

          (j) confidentiality or secrecy agreements or arrangements;

          (k) joint venture or partnership agreements or arrangements;

          (l) gas and electric power supply contracts or arrangements;

          (m) government contracts or arrangements, other than those for the purchase of goods in the ordinary course of business;

          (n) license or royalty agreements or arrangements;

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          (o) powers of attorney for any purpose whatsoever;

          (p) agreements which in any manner limit or restrict Lightec from competing in any line of business or carrying on or expanding the nature or geographical scope of its business anywhere in the world;

          (q) options, contracts or understandings relating to the purchase of any of the assets, properties or rights of Lightec other than for the sale of goods in the ordinary course of business;

          (r) loan or financing agreements, trust agreements, promissory notes, bonds, indentures, mortgages, security agreements, guarantees and other agreements, commitments or instruments of Lightec (or binding upon or relating to Lightec) evidencing, creating or relating to the borrowing or lending of money, or any other indebtedness (other than trade payables incurred in the ordinary course of business);

          (s) any guarantee or other contingent liability in respect of any indebtedness or obligation of any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity (each, a "Person") other than the endorsement of negotiable instruments for collection in the ordinary course of business; or

          (t) any other agreement, contract or commitment not entered into in the ordinary course of business which involves $25,000 or more and is not cancelable without penalty within 90 days.

Except as indicated on Schedule 3.1.12, each Contract is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default, or give rise to any right of termination, or permit the acceleration or modification of any obligation thereunder, the consequences of which would be materially adverse to Lightec, taken as a whole. Lightec has not violated any of the terms or conditions of any Contract which would or could have a material adverse effect on Lightec, and all of the covenants to be performed by any other party thereto have been fully performed.

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3.1.13 No Restrictions. Except as set forth on Schedule 3.1.13 hereto, neither
Lightec nor either of the Richards is subject to, or a party to, (i) any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, or (ii) law, rule, ordinance, regulation, order, judgment or decree, other than those of general application, which materially and adversely affects the business practices, operations or condition of Lightec, or any of their respective assets or properties, or which would prevent, restrict, affect or be affected by, consummation of the transactions contemplated by this Agreement, or which would restrict the ability of Lightec, to continue its business or to acquire any property or conduct business in any area.

3.1.14 Litigation. Except as set forth on Schedule 3.1.14 hereto, there is no action, suit, claim, investigation or other proceeding at law or in equity, (including any arbitration or administrative or other proceeding by or before any governmental or other instrumentality or agency), pending, or, to the best knowledge of the Richards, threatened, against or affecting Lightec, or any of its properties or rights, and there is no valid basis for any such action, proceeding or investigation. Lightec is not subject to any judgment, order or decree entered in any lawsuit or other proceeding.

3.1.15 Taxes. Except as described on Schedule 3.1.15, Lightec has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, Lightec. Such returns and reports are correct and complete in all material respects and reflect accurately all liability for taxes of Lightec for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, Lightec as of the Beginning Balance Sheet Date have been fully paid or adequately disclosed and fully provided for in the Balance Sheets, to the extent required by generally accepted accounting principles. The federal income tax liability of Lightec and M.A. Richard in her capacity as sole shareholder of Lightec has been finally determined for all fiscal years to and including the fiscal year ended December 31, 2001. Except as set forth on
Schedule 3.1.15, no examination of any federal, state, local or foreign tax return of Lightec is currently in progress or, to the best knowledge of the Richards, is threatened. Except as set forth on Schedule 3.1.15, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Lightec.

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3.1.16 Liabilities. Lightec has no outstanding claims, liabilities or indebtedness, contingent or otherwise, of the type required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles except as set forth in the Balance Sheets or referred to in the footnotes thereto, other than liabilities incurred subsequent to May 31, 2002 in the ordinary course of business by Lightec not exceeding $10,000 in the aggregate. Lightec is not in default in respect of the terms or conditions of any material indebtedness or other material obligation including, limitation defaults under provisions relating to change of management or control of Lightec arising as a result of the transactions contemplated by this Agreement.

3.1.17 Insurance. Set forth on Schedule 3.1.17 hereto is a complete list of insurance policies which Lightec maintains with respect to its businesses, properties or employees. Such policies are in full force and effect and there is no reason to believe that any of them will be terminated as a result of the Merger. Such policies, with respect to their amounts and types of coverage, are in accordance with standard industry practice for companies engaged in businesses similar to the business of Lightec, to insure against risks to which Lightec and its properties and assets are normally exposed in the operation of its businesses. Since March 14, 2002, there has not been any material adverse change in the relationship of Lightec with its insurers or in the premiums payable pursuant to such policies.

3.1.18 Intellectual Properties. Except as disclosed on Schedule 3.1.18 the operation of the business of Lightec as it is currently conducted requires no rights under Intellectual Property (as hereinafter defined) which is material to the condition or conduct of Lightec's business, other than rights under Intellectual Property listed on Schedule 3.1.18 hereto and rights granted to Lightec pursuant to agreements listed on Schedule 3.1.18. To the best knowledge of the Richards, within the four (4) year period immediately prior to the date of this Agreement, the business of Lightec made use of no Intellectual Property rights other than rights under Intellectual Property listed on Schedule 3.1.18 and rights granted to Lightec pursuant to agreements listed on Schedule 3.18.1. Except as otherwise set forth on Schedule 3.1.18, Lightec owns all right, title and interest in the Intellectual Property listed on Schedule 3.1.18 and has granted no rights or licenses to others with respect to the same. Each item of Intellectual Property listed on Schedule 3.1.18 has been duly registered with, filed in, or issued by the appropriate United States of America governmental agency, to the


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extent required, and each such registration, filing and issuance remains in full force and effect. No claim adverse to the interests of Lightec in the Intellectual Property or agreements listed on Schedule 3.1.18 has been made in litigation, no such claim has been threatened or asserted in writing, and no Person has infringed or otherwise violated the rights of Lightec in any of the Intellectual Property or agreements listed on Schedule 3.1.18. Except as set forth on Schedule 3.1.18, no litigation is pending wherein Lightec is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property, and, to the best knowledge of the Richards, no such claim has been asserted or threatened against Lightec. For purposes of this Section 3.1.18, "Intellectual Property" means domestic and foreign patents, patent applications, registered trademarks and service marks and registered copyrights.

3.1.19 Compliance with Laws. Lightec is in compliance with all applicable federal, state, local and foreign laws, regulations, orders, judgments and decrees, the breach of which would have a material adverse effect on Lightec.

3.1.20 Accounts Receivable. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of Lightec as being due to Lightec, as the case may be, as at the Closing Date (less the amount of any provision or reserve therefor made in the respective records and books of account of Lightec): (a) arose from bona-fide sales to third parties in the ordinary course of business; (b) consists only of obligations of third parties in connection with the sale of goods and/or services; (c) represent the full invoice value of all accounts included therein;
(d) are not subject to any defenses, counterclaims or set-offs (except as reflected in any reserves shown on the Financial Statements); (e) except as set forth in the Financial Statements, have not been encumbered or sold; and (f) are collectible in full. There has been no material adverse change since the Beginning Balance Sheet Date in the amount of accounts receivable or other debts due Lightec or the allowances with respect thereto, from that reflected in the Balance Sheets, other than in the ordinary course of business.

3.1.21 Employment Relations. (a) Lightec is in substantial compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;
(b) no unfair labor practice complaint against Lightec is pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Lightec; (d) no representation question exists respecting the employees of Lightec; (e) no grievance which might have a material adverse effect upon Lightec or the conduct of its respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (f) no collective bargaining agreement is currently being negotiated by Lightec; and (g) Lightec has not experienced any material labor difficulty during the last three years.

3.1.22 Employee Benefit Plans. Lightec does not have, nor has it ever had, in effect any employee pension or profit sharing plan.

3.1.23 Environmental Laws and Regulations. Lightec has heretofore made available to Biometrics in writing information relating to the following items: (a) the nature and quantities of any Hazardous Materials (as defined below) generated, transported or disposed of by Lightec on or after January 1, 1995 (other than raw material awaiting manufacturing work-in-process or finished goods and through the sale of products in the ordinary course of business), together with a description of the location of each such activity, and (b) a summary of the nature and quantities of any Hazardous Materials that have been disposed of or found at any site or facility owned or operated presently or at any previous time by Lightec (other than raw material awaiting manufacturing, work-in-process or finished goods and through the sale of products in the ordinary course of business). Except as described on Schedule 3.1.23:

          (a) Lightec is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to the registration of Hazardous Material, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;

          (b) Lightec has not received any written notice of a violation of, or been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years; and

          (c) there are no facts or circumstances which could reasonably form the basis for the assertion of any Environmental Claim (as defined below) against Lightec, under current law and practice, relating to environmental matters including, but not limited to, any Environmental Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute.

     For purposes of this Section 3.1.23 and Section 4.21, the following terms shall have the following meanings: (A) "Hazardous Materials" shall mean materials defined as "hazardous substances", "hazardous wastes" or "solid wastes" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601-9657, and any amendments thereto ("CERCLA"), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901-6987 and any amendments thereto ("RCRA"), and (iii) any similar federal, state or local environmental statute; and (B) "Environmental Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against Lightec, Biometrics or Newco, as the case may be.

3.1.24 Interests in Clients, Suppliers, Etc. Except as set forth in Schedule 3.1.24, neither of the Richards nor any officer or director of Lightec possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, or consultant for, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of Lightec. Ownership of securities of a company whose securities are registered under the Securities Merger Act of 1934 not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this
Section 3.1.24.

3.1.25 Bank Accounts, Powers of Attorney and Employees. Set forth on Schedule
3.1.25 hereto is an accurate and complete list showing (a) the name and address of each bank in which Lightec has an account or safe deposit box, the number of any such account or any such box, and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all persons, if any, holding powers of attorney from Lightec and a summary statement of the terms thereof; and (c) the names of all persons receiving compensation on a regular basis as officers, directors, employees, consultants or otherwise from Lightec as of January 31, 2002, together with a statement of the rate of compensation payable to each such person.

3.1.26 No Changes Since Beginning Balance Sheet Date. Since the Beginning Balance Sheet Date, except as expressly contemplated hereby or disclosed in
Schedule 3.1.26, Lightec has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens), (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor, except in the ordinary course of business, (v) made any acquisition of assets or properties except in the ordinary course of business, (vi) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased, issued, sold or otherwise acquired or disposed of any shares of its capital stock or granted any option, warrant or other right to purchase or acquire any such shares, (vii) made any bonus or profit sharing distribution or payment of any kind, (viii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any Person or guaranteed any indebtedness for borrowed money, (ix) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to Lightec, (x) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any director, officer, employee or consultant, (xi) canceled or waived any claims or rights of substantial value, (xii) made any change in any method of accounting or auditing practice, (xiii) suffered any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect, (xiv) introduced any material change with respect to the operation of its business, (xv) entered into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) not in the ordinary course of its business,
(xvi) paid, discharged or satisfied any liability or other expense other than in the ordinary course of its business, (xvii) disposed of or permitted to lapse any rights to the use of any Intellectual Property right which would have a material adverse effect on Lightec, (xviii) paid, loaned or advanced any amount to, or transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, consultants, employees or stockholders, (xx) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business, (xxi) suffered revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force which had a material adverse effect on the business or financial condition of Lightec or (xxii) agreed, whether or not in writing, to do any of the foregoing.

3.1.27 Broker's or Finder's Fees. Except as disclosed in Schedule 3.1.27, hereto, no agent, broker, person or firm acting on behalf of the Richards or Lightec is, or will be, entitled to any commission or broker's or finder's fees from the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

3.1.28 Property of Others. No material shortage exists in (a) any property, including, without limitation, any inventories of raw materials, work in process or finished goods, owned by customers or suppliers of Lightec and stored by Lightec upon Lightec's premises or elsewhere, or (b) any other item of personal property owned by any other Person for which either Lightec is accountable or responsible.

3.1.29 Customers and Suppliers. Schedule 3.1.29 hereto sets forth a true and complete list of the names and addresses of the 15 suppliers from which Lightec purchased the largest amount of supplies or services during the fiscal year ended December 31, 2001 and a true and complete list of the names and addresses of the 25 customers to which Lightec sold the largest amount of products, goods or services during the fiscal year ended December 31, 2001. No supplier or customer listed on Schedule 3.1.29 has notified Lightec that it expects to (and neither Lightec nor the Richards has any reason to believe that any such supplier or customer may) reduce its business with Lightec by reason of the transactions contemplated by this Agreement.

3.1.30 Warranties. Except as described in detail on Schedule 3.1.30 hereto, no warranties of any kind or nature whatsoever by Lightec to any third party are, or on the Closing Date will be, in effect or binding on Lightec or any of its respective assets or properties, except for warranties imposed by law.

3.1.31 Government Contracts. Lightec has never been suspended or disbarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States government or any other state, country, municipal or other, governmental authority foreign or domestic, nor, has any such suspension or disbarment been threatened in writing. Lightec has not been, and is not now being, audited or investigated by the United States Government Accounting Office (the "GAO"), the Defense Contract Audit Agency (the "DCAA"), the inspector general of any agency of the United States government. There are no facts or circumstances which could reasonably form the basis for the suspension or disbarment of Lightec, under current law and practice, from bidding on contracts or subcontracts for any agency or instrumentality of any government or for a claim pursuant to an audit or investigation by the GAO, the DCAA or the inspector general of any agency of the government.

3.1.32 Absence of Questionable Payments. Since December 31, 2001, neither Lightec nor any of its respective directors, officers, agents or employees, or any other person acting on behalf of either Lightec, has (a) used any of the funds of Lightec or, with the explicit or implicit approval of Lightec, any of the director's, officer's, agent's, employee's or other person's, funds for contributions, payments, gifts or expenditures (any relating to political activity made to government officials or others) that are unlawful under the laws of the United States, any state or local jurisdiction thereof, or, under the laws of any foreign jurisdiction ("Unlawful Payments"), or (b) accepted or received any Unlawful Payments on behalf of or with the explicit or implicit approval of Lightec.

3.1.33 Disclosure. None of this Agreement, the Financial Statements referred to in Section 3.1.7 hereof (including the footnotes thereto), or any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof, when taken as a whole, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not materially misleading.

3.1.34 Copies of Documents. The Richards and Lightec have caused to be made available for inspection and copying by Biometrics and its advisers, true, complete and correct copies of all documents specifically described in any Schedule attached hereto.

3.1.35 Purchase for Investment. M.A. Richard is an " accredited investor" as that term is defined in Regulation D promulgated by the United States Securities and Exchange Commission (the "SEC"); she has made such investigation of Lightec as she deems necessary for the purposes of entering into and consummating this Agreement and will acquire the Biometrics Common Stock in the Merger for her own account for investment and not with a view toward any resale or distribution thereof within the meaning of
Section 2(11) of the Securities Act of 1933, as amended.

                                    ARTICLE 4
                          REPRESENTATIONS OF BIOMETRICS


     Biometrics and Newco hereby jointly and severally represent and warrant to the Richards as follows:

4.1 Existence and Good Standing of Biometrics and Newco; Power and Authority; Foreign Qualification. Biometrics is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. . Each of Biometrics and Newco is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its business or the ownership of its Assets requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a material adverse effect on Biometrics or Newco. Each of Biometrics and Newco has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted and to make, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and this Agreement and the transactions contemplated hereby have been duly authorized and approved by all required corporate action of Biometrics and Newco.

4.2 Restrictions. Neither Biometrics nor Newco is subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, ordinance, regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement.

4.3 Purchase for Investment. (a) Biometrics is an "accredited investor" as that term is defined in Regulation D promulgated by the SEC; it has made such investigation of Lightec as it deems necessary for the purposes of entering into and consummating this Agreement and will acquire the Lightec Stock for its own account for investment and not with a view toward any resale or distribution thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

     (b) Biometrics and Newco acknowledge that (i) they have had the opportunity to visit with the Richards and Lightec and meet with the respective officers and of he representatives of Lightec to discuss the business and the assets, liabilities, financial condition, cash flow and operations of Company, and (ii) all materials and information requested by Biometrics and Newco have been provided to Biometrics and Newco to their satisfaction. Biometrics and Newco acknowledge that they have made their own independent examination, investigation, analysis and evaluation of Lightec, including their own estimate of the value of Lightec. Nothing in this Section nor any investigation, examination, analysis or evaluation of Lightec made by or on behalf of Biometrics and Newco shall in any way modify any representation or warranty made by the Richards and Lightec in Article 3 hereof, or elsewhere in this Agreement or the any Schedule, or release or discharge the Richards or Lightec from their representations under the terms of this Agreement.

4.4 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Biometrics or Newco is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

4.5 Binding Effect. This Agreement has been duly executed and delivered by Biometrics and Newco and is the legal, valid and binding obligation of Biometrics and Newco, enforceable against each of them in accordance with its terms, as their respective obligations are set forth herein, except that:

     (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally;

     (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

     (c) rights to indemnification may be limited by considerations of public policy.

4.6 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement by Biometrics and Newco, the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or By-Laws of Biometrics or Newco, (ii) any judgment, decree or order of any court or governmental authority or agency to which Biometrics or Newco is a party or by which Biometrics or Newco or any their respective properties is bound, (iii) any statute, law, regulation or rule applicable to Biometrics or Newco, or (iv) or any provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Biometrics or Newco or any of their subsidiaries is a party, or by which it or any of their respective properties or assets may be bound. Except for compliance with the applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Biometrics is required in connection with the execution, delivery or performance of this Agreement by Biometrics or the consummation of the transactions contemplated hereby.

4.7 Capitalization of Biometrics and Newco.

     (a) On the date hereof and at the Effective Time, the authorized capital stock of Biometrics consists of 100,000,000 shares of Common Stock, par value $0.001 per share As of the date hereof, there are 70,843,325 shares of Biometrics Common Stock outstanding. All of the capital stock of Biometrics Stock have the same voting and other rights. The authorized capital stock of Newco consists of 100 shares of common stock, par value $.01 per share, all of which shares are validly issued and outstanding and owned by Biometrics on the date hereof, and all of which shares have the same voting and other rights.

     (b) All of the issued and outstanding shares of Biometrics capital stock and Newco capital stock have been duly authorized and validly issued and are fully paid, non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights.

     (c) To Biometrics' and Newco's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that have been entered into among the stockholders of Biometrics or Newco.

     (d) There are no outstanding subscription, contract, convertible or exchange able security, option, warrant, call or other rights obligating Biometrics or Newco to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Biometrics or Newco, except as contemplated by this Agreement or set forth in Schedule 4.7.

     (e) At the Effective Time, Newco will be a wholly owned subsidiary of Biometrics and M.A. Richard will own 16,000,000 shares of the issued and outstanding common stock of Biometrics.

4.8 SEC Documents; Biometric Financial Statements.

     Biometrics has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Exchange Act, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and rules and regulations thereunder. Biometrics has furnished or made available or will make available to Lightec and the Richards true and correct copies of Biometric's registration statement on Form 10-SB/A-6 its Annual Report on Form-10-K SB for the year ended June 30, 2001 and Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2001 and December 31, 2001 collectively, the "Biometrics SEC Documents"). As of their respective filing dates, the Biometrics SEC Documents complied in all material respects with the requirements of the Securities Act and the Merger Act, and the applicable rules and regulations of the SEC thereunder, as the case may be, and none of the Biometrics SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, under the circumstances in which they were made, not misleading. The financial statements of Biometrics, including the notes thereto, included in the Biometrics SEC Documents (the

"Biometrics Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unedited statements, as permitted by SEC rules for such form) and present fairly the consolidated financial position of Biometrics at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unedited statements, to normal, recurring audit adjustments which will not be material in amount or significance) and do not include or omit to state any fact which renders Biometrics Financial Statements hereunder misleading. There has been no change in Biometrics accounting policies, except as described in the notes to Biometrics Financial Statements.

4.9 Absence of Certain Changes. (a) Biometrics has not, except as otherwise set forth in Schedule 4.9:

     (i) conducted its business other than in the ordinary course or suffered any adverse change in its business, operations, assets, or financial condition, except as reflected on the Biometrics Financial Statements;

     (ii) suffered any material damage or destruction to or loss of the assets of Biometrics or Newco, whether or not covered by insurance, which property or assets are material to the operations or business of Biometrics or Newco taken as a whole;

     (iii)settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

     (iv) entered into or terminated any material agreement, commitment or transaction, or agreed to or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

     (v) written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

      (vi) declared, paid or set aside for payment any dividend or distribution with respect to Biometrics' capital stock;

     (vii) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of Biometrics' capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

     (viii) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in the ordinary course of business and consistent with established policies, practices or requirements;

     (ix) entered into any employment, consulting or compensation agreement with any person or group;

     (x) entered into any collective bargaining agreement or trade union recognition agreement with any person or group;

     (xi) entered into, adopted or amended any employee benefit plan or share option scheme or agreement; or

     (xii)  entered into any agreement to do any of the foregoing.

     (b) Newco is a New York corporation formed on February 20, 2002, has no liabilities and has not conducted any business whatsoever.

4.10 No Material Undisclosed Liabilities. There are no liabilities or obligations of Biometrics or Newco of any nature, whether absolute, accrued, contingent, or otherwise, other than:

     (a) in the aggregate adequately provided for in the balance sheet of Biometrics (including any related notes thereto) as of December 31, 2001, as set forth in Biometrics' Quarterly Report on Form 10-QSB for the quarter Ended December 31, 2001 (the "December 31, 2001 Biometrics Balance Sheet");

     (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the December 31, 2001 Biometrics Balance Sheet;

     (c)  incurred since December 31, 2001, in the ordinary course of business;
          or

     (d)  incurred in connection with this Agreement.

4.11 Tax Returns; Taxes. Biometrics (a) has duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct and complete in all material respects; (b) has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and (c) has made the required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes, payroll and other employment related tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Biometrics with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Biometrics, nor has Biometrics received notice of any such deficiency, delinquency or default. Biometrics has no material tax liabilities other than those arising in the ordinary course of business since the date hereof. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of Biometrics.

4.12 Litigation and Government Claims. There is no pending suit, claim, action, investigation or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Biometrics to which its businesses or assets are subject, and to the knowledge of Biometrics, there are no such proceedings threatened or contemplated. Biometrics is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of Biometrics, any governmental restriction applicable to Biometrics.

4.13 Compliance with Laws. Biometrics has all material authorizations approvals, licenses and orders to carry on its businesses as it is now being conducted, to own or hold under lease the properties or assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party. Biometrics has been and is, to the knowledge of Biometrics, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality (or any subdivision thereof) to which its businesses, ownership of assets and its employment of labor or its use or occupancy of properties, or any part thereof, are subject.

4.14 Employee Benefits Plans. Biometrics does not have, nor has it ever had, in effect any employee pension or profit sharing plans.

4.15 Title to Properties and Related Matters. Biometrics has good and marketable title to or valid leasehold interests in its properties (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by Biometrics are free and clear of any lien, claim or encumbrance and except for:

     (a) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

     (b) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

     (c) landlord liens contained in leases entered in the ordinary course of business; and

     (d) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, any real property owned or used by Biometrics.

4.16 Authorization For Biometrics Common Stock. Biometrics has taken all necessary director action to approve the Merger and the transactions contemplated herein, and to permit it to issue the number of shares of Biometrics Common Stock required to be issued pursuant to the terms of this Agreement. The shares of Biometrics Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not be subject to preemptive rights.

4.17 Matters Related To Newco. Pursuant to the Merger, 100% of the net assets of Newco held immediately prior to the Merger will be held by the Surviving Corporation immediately subsequent to the Merger.

4.18 Material Contracts. All of the material contracts of Biometrics or Newco, or any of their subsidiaries are valid, enforceable in accordance with their terms and in full force and effect and neither Biometrics, Newco nor any of their subsidiaries is in default thereunder in any material respect.

4.19 No Need for Shareholder Consent. Neither the Merger nor any other transaction contemplated herein or thereby will require the consent or approval of the shareholders of Biometrics.

4.20 Proxy Contests; Derivative Claims. There has never been a proxy contest or derivative claim with respect to Biometrics or its capital stock.

4.21 Environmental Laws and Regulations.

          (a) Biometrics and Newco are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to the registration of Hazardous Material, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;

          (b) Neither Biometrics nor Newco has received any written notice of a violation of, or been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years; and

          (c) There are no facts or circumstances which could reasonably form the basis for the assertion of any Environmental Claim against Biometrics or Newco, under current law and practice, relating to environmental matters including, but not limited to, any Environmental Claim arising from past or present environmental practices asserted under CERCLA and RCRA, or any other federal, state or local environmental statute.

4.22 Employment Relations. (a) Biometrics is in substantial compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (b) no unfair labor practice complaint against Biometrics is pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Biometrics; (d) no representation question exists respecting the employees of Biometrics; (e) no grievance which might have a material adverse effect upon Biometrics or the conduct of its respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (f) no collective bargaining agreement is currently being negotiated by Biometrics; and (g) Biometrics has not experienced any material labor difficulty during the last three years.


                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

5.1. Conduct of Business by Lightec From the date hereof to the Closing Date, Lightec will, except as required in connection with the Merger and the other transactions contemplated by this Agreement or consented to in writing by
Biometrics:

     (a) carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

     (b)  neither change nor amend its Articles of Incorporation;

     (c) not issue or sell or register the transfer of Lightec Stock or issue, sell or grant rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any Lightec Stock;

     (d) not declare, pay or set aside for payment any distribution in respect of the Lightec Stock and not redeem, purchase or otherwise acquire any Lightec Stock;

     (e) not acquire or enter into any agreement to acquire, directly or indirectly, by merger, consolidation or purchase of securities or assets, any business or entity or any material part of the same;

     (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Lightec, to keep the officers and employees of Lightec available to Lightec and to preserve the relationships of Lightec with suppliers, customers and others having business relations with any of them;

     (g) not (i) create, incur or assume any debt or create, incur or assume any short-term debt for borrowed money, other than in the ordinary course of business and in amounts consistent with past practice (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans or advances to any other person, or (iv) make any capital contributions to, or investments in, any person;

     (h) not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable; or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment);

     (i) not make or incur (other than in the ordinary course of business) any individual capital expenditure in excess of $5,000 or capital expenditures in the aggregate in excess of $20,000 without the prior approval of Biometrics (as used herein, "capital expenditure" shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto that has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

     (j) perform when due all of its obligations under all Lightec Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Lightec Contract other than contracts to provide services entered into in the ordinary course of business; and

     (k) prepare and file all returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Biometrics, at its request, to review all such returns, reports, filings and amendments at Lightec's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

5.2. Conduct of Business by Biometrics From the date hereof to the Closing Date, Biometrics will, except as required in connection with the Merger and the other transactions contemplated by this Agreement or as consented to in writing by the
Richards:

     (a) carry on its businesses in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary and regular course of business and not otherwise prohibited under this Section 5.2;

     (b)  neither change nor amend its Articles of Incorporation or By-Laws;

     (c) not issue or sell any securities of Biometrics or issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the securities of Biometrics, rights or obligations convertible into or exchangeable for any securities of Biometrics, or alter the terms of any warrants or options, or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Biometrics (except that Biometrics is contemplating a reverse 5:1 split);

     (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Biometrics and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities, or rights or obligations convertible into or Merger able for any shares of the capital stock or other securities of Biometrics or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

     (e) not acquire or enter into any agreement, directly or indirectly, to acquire, by merger, consolidation or purchase of securities or assets, any business or entity or any material part thereof;

     (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Biometrics, to keep the officers and employees of Biometrics available to Biometrics and to preserve the relationships of Biometrics with suppliers, customers and others having business relations with any of them;

     (g) not (i) create, incur or assume any debt or create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, or
          (iii) make any loans or advances to any other person;

     (h) not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable, or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment).

     (i) timely make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby, including but not limited to all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act.

     (j) promptly notify the Richards of any dispute among directors or between Biometrics or Newco and their regular accountants.

     (k) change the number of members of the Board of Directors of either Biometrics or Newco.

     (l)  cause, permit or suffer to exist the conduct of any business by Newco.

5.3. M.A. Richard Covenants. From the date hereof to the Closing Date, M.A. Richard covenants and agrees that, except as required in connection with the Merger and the other transactions contemplated by this Agreement or consented to in writing by Biometrics, she will not sell, assign, pledge, encumber, or otherwise transfer, or grant any other rights to acquire, any of her Lightec Stock or agree to do any of the foregoing.

5.4. Notice of any Material Change. Each party shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other parties in writing of any event or the existence of any state of facts that (i) would make any of his, her or its representations and warranties in this Agreement untrue in any material respect, or (ii) would constitute a breach of any provisions of this (Agreement).

5.5. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall use all reasonable efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, the Newco shareholder, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

     (a) Each of the Richards and Biometrics shall promptly take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to obtain (i) any required approval of any federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement, and (ii) any other necessary or advisable consent from any other party.

     (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced or threatened that questions the validity or legality of the Merger or any of the other transactions contemplated hereby, or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

     (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event the occurrence or failure of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy the conditions specified in Article 6 or 7, and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.6. Board of Directors. As long as M.A. Richard continues to own in the aggregate not less than 8,000,000 shares of Biometric Common Stock (adjusted for any stock dividend, splits and reverse splits), and so long as he is willing and able to so serve, the Boards of Directors of Newco and Biometrics shall nominate and elect Michael Richards as a member of the Board of Directors of both Biometrics and Newco.

5.7. Access to Information.

     (a) Lightec and the Richards shall afford to Biometrics, Newco and their accountants, counsel, financial advisors, actual and prospective funding sources, investors and other representatives (collectively, the "Biometric Representatives"), full access during normal business hours throughout the period preceding the Effective Time to all of their properties, books, contracts, commitments and records and, during such period, shall furnish promptly such other information concerning their businesses, properties and personnel as Biometrics, Newco and any Biometric Representative shall reasonably request.

     (b) Biometrics and Newco shall afford to Lightec and the Richards and their accountants, counsel, financial advisors, and other representatives (collectively, the "Richards Representatives"), full access during normal business hours throughout the period preceding the Effective Time to all of their properties, books, contracts, commitments and records and, during such period, shall furnish promptly such other information concerning their businesses, properties and personnel as Lightec or the Richards and any Richards Representative shall reasonably request.

     (c) If this Agreement is terminated, Biometrics, Newco and any Representatives shall promptly redeliver to Lightec all nonpublic written material provided pursuant to this Section 5.7 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material.

5.8. Registration Rights.

     (a) Right to Piggyback. If at any time Biometrics proposes to file a registration statement under the Securities Act with respect to a public offering by Biometrics or any selling shareholder of Biometrics' Common Stock, then Biometrics shall register the Stock Consideration ("Piggyback Registration") and cause it to be duly qualified under appropriate state securities laws unless the managing underwriter or underwriters of any such offering determine the inclusion of all or any portion of the Stock Consideration in such public offering would adversely affect Biometrics or such public offering, in which event the amount of the Stock Consideration to be included in such public offering shall not be reduced unless and until all other Biometrics common stock held by any other selling stockholder and requested to be included in the registration has been reduced pro rata and not included in the registration statement.

     (b) The obligations of Biometrics with respect to Piggyback Registration provided for in this Section shall terminate at the earlier of (i) the time when one or more registration statement registering the full number of shares of Stock Consideration is declared effective by the SEC or (ii) M.A. Richards owns less than fifty percent (50%) of the Stock Consideration.

     (c) Listing. Biometrics shall cause all Stock Consideration covered by such the registration statement to be (i) listed on each securities exchange or market, if any, on which similar securities issued by Biometrics are then listed, or, if they are not listed or quoted on any Merger or market, to cause them to be quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the National Market System of NASDAQ if the securities so qualify;

     (d) Registration Expenses. The fees and expenses incident to the preparation and filing of the Registration Statement ("Registration Expenses") shall be borne by Biometrics, including but not limited to: (i) all registration and filing fees, including fees and expenses relating to Biometrics' securities and the Stock Consideration (A) with respect to filings required to be made with the National Association of Securities Dealers, Inc. and (B) compliance with securities or Blue Sky laws, (ii) printing expenses of the Registration Statement requested by the managing underwriter, (iii) fees and disbursements of counsel for Biometrics, (iv) fees and disbursements of Biometrics' independent certified public accountants, (v) underwriter's fees and including the fees and expenses of any "qualified independent underwriter" or other independent appraiser participating in an offering pursuant to Section 3 of Schedule E to the By-laws of the National Association of Securities Dealers, Inc., (vi) Securities Act liability insurance if Biometrics so desires such insurance, and
(vii) fees and expenses of all other persons retained by Biometrics and not specifically required as a result of the registration of any Biometrics Common Stock. All Registration Expenses shall be borne by Biometrics whether or not any registration statement is declared effective. Biometrics shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of their respective officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange or market on which similar securities issued by Biometrics are then listed or quoted and rating agency fees and the fees and expenses of any person, including special experts, retained by Biometrics which is not related to the registration of Biometrics Common Stock.


                                   ARTICLE 6.

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE RICHARDS

     Except as may be waived by them in writing, the obligation of the Richards to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

6.1. Compliance. Biometrics and Newco shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by Biometrics or Newco on or before the Closing Date.

6.2. Representations and Warranties. All of the representations and warranties made by Biometrics or Newco, or either of them, in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a material adverse effect on the business, financial condition or prospects of Biometrics ("Biometrics Material Adverse Change").

6.3. Material Adverse Changes. There shall not have occurred a Biometrics Material Adverse Change.

6.4. Officer's Certificate. Each of Biometrics and Newco shall have delivered to Lightec, a Certificate of its Chairman or President, dated the Closing Date, certifying that the conditions specified in Sections 6.1, 6.2 and 6.3 have been satisfied.

6.5. Secretary's Certificate. Each of Biometrics and Newco shall have delivered to M.A. Richard a certificate of its Secretary certifying as to its Articles of Incorporation, By-Laws, incumbency of officers, and the resolutions attached thereto and any other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the transactions contemplated hereby.

6.6. Biometrics Share Certificates. Biometrics shall have delivered to M.A. Richard one or more certificates representing 16,000,000 shares of Biometrics Common Stock. The certificate or certificates evidencing the Biometrics Common Stock to be issued to M.A. Richard hereunder will bear an appropriate and customary restrictive legend.

6.7. Appointment of Designee of M.A. Richard as Director of Biometrics. Michael Richard shall have become a member of the

Board of Directors of Biometrics, effective at the Closing, provided he is willing and able to serve in such capacity.

6.8. Security Agreement. The Surviving Company shall have executed and delivered a Security Agreement in the form and substance of Exhibit B hereto.

6.9. Employment Agreement. Biometrics shall have entered into an employment agreement with Michael Richard in the form and substance of Exhibit C hereto.

6.10. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Richards and their counsel.

6.11. Approvals. All governmental and other consents and approvals including without limitation, those from landlords and lenders, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

                                   ARTICLE 7.

           CONDITIONS PRECEDENT TO OBLIGATIONS OF NEWCO AND BIOMETRICS

Except as may be waived by Biometrics in writing, the obligations of Biometrics and Newco to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

7.1. Compliance. The Richards and Lightec shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by them or either of them on or before the Closing Date.

7.2. Representations and Warranties. All of the representations and warranties made by the Richards or Lightec, or either of them, in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement; provided, however, that notwithstanding anything herein to the contrary, this Section 7.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a material adverse effect on the business, financial condition or prospects of Lightec ("Lightec Material Adverse Change").

7.3. Material Adverse Changes. There shall not have occurred a Lightec Material Adverse Change.

7.4. Certificate. The Richards shall have delivered to Biometrics a Certificate of the Manager of Lightec, dated the Closing Date and in form and substance reasonably satisfactory to Biometric's counsel, certifying that the conditions specified in Sections 7.1, 7.2, 7.3, and 7.6 have been satisfied; and certifying as to its Articles of Incorporation, incumbency, and any other proceedings relating to the authorization, execution and delivery of this Agreement and the transactions contemplated hereby.

7.5. Assignment and Transfer of Lightec Stock. M.A. Richard shall have assigned and transferred the Lightec Stock to Newco in exchange for the Merger Consideration.

7.6. Approvals. All governmental and other consents and approvals including, without limitation, those from landlords, lenders, and counter parties to the Contracts (as defined in Section 3.1.12), if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

7.7. Employment Agreement. Biometrics shall have entered into an employment agreement with Michael Richard in the form and substance of Exhibit C hereto.

7.8. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to Biometrics and its counsel, and Biometrics and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

7.9. Approvals. All governmental and other consents and approvals including, without limitation, those from landlords and lenders, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

                                   ARTICLE 8.

                            COVENANTS OF THE RICHARDS

8.1 Non-Competition; Non-Interference. In consideration of the transactions contemplated hereby, M.A. Richards agrees that from the date of this Agreement until the earlier of December 31, 2005, he or she will not:

     (a) within any jurisdiction or marketing area in which Biometrics or any of its affiliates is doing business or is qualified to do business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business competitive with Biometrics or Newco. For these purposes, ownership of securities not in excess of 1% of any class of securities of a public company shall not be considered to be competition with Biometrics or Newco; or

     (b) persuade or attempt to persuade any potential customer or client to which Biometrics or Newco has made a presentation, or with which, Biometrics or Newco has been having discussions, not to hire Biometrics or Newco, or to hire another company with respect to the business of Biometrics or Newco; or

     (c) solicit for herself or any person other than Biometrics or Newco or any of their subsidiaries or affiliates, the business of any company which is a customer or client of Biometrics or Newco, or any of their subsidiaries or affiliates, or was its customer or client within two years prior to the date of this Agreement in any area which is competitive with the business of Biometrics or Newco; or

     (d) persuade or attempt to persuade any employee of Biometrics or Newco or any of their subsidiaries or affiliates to leave the employ of Biometrics or Newco or any such subsidiaries or affiliates, or to become employed by any person other than Biometrics or Newco; or

     (e) disclose or use any confidential or secret information relating to Biometrics or Newco, any of their subsidiaries or affiliates or their clients and customers.

     It is the desire and intent of the parties to this Agreement that the provisions of this Section 8.1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 8.1 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

     The parties recognize that the performance of the obligations under this
Section 8.1 is special, unique and extraordinary in character, and that in the event of the breach of the terms and conditions of this Section 8.1 to be performed, Biometrics shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Section 8.1, or to enforce the specific performance thereof by M.A. Richard or to enjoin M.A. Richard from performing services for any such other person, firm or corporation.


                                   ARTICLE 9.
             SURVIVAL OF REPRESENTATIONS; WARRANTIES AND COVENANTS;
                                    INDEMNITY


9.1 Survival of Representations, Warranties and Covenants. Except as otherwise expressly provided herein, the respective representations, warranties and covenants of the parties contained in this Agreement or in any Schedule attached hereto shall survive the closing of the transactions contemplated hereby.

9.2 Indemnification by the Stockholders. The Richards agree, jointly and severally, to indemnify and hold Lightec, Biometrics, Newco, and their officers, directors and agents harmless from and against any and all damages, losses or expenses (including, without limitation, reasonable counsel fees and expenses) and any consequential, special, punitive, exemplary, or extra-contractual damages required to be paid by Biometrics, Newco or Lightec to third parties ("Damages") based on, arising out of, resulting from, or relating to any breach or violation of, or failure to properly perform, any covenant, agreement or obligation, or any breach of any of the representations or warranties, made by Lightec or either or both of the Richards in this Agreement or in any Exhibit or Schedule hereto.

9.3 Indemnification by Biometrics. Biometrics and Newco, jointly and severally, agree to indemnify and hold the Richards harmless from and against any and all Damages based on, arising out of, resulting from, or relating to: any breach or violation of, or failure to properly perform, any covenant, agreement or obligation, or any breach of any of the representations or warranties, made by Biometrics or Newco in this Agreement.

9.4 Threshold; Limitations. Anything contained in this Agreement to the contrary notwithstanding, neither the Richards, on the one hand, or Biometrics and Newco collectively, on the other hand shall be liable for any amounts for which the other party is otherwise entitled to indemnification under the Agreement until the aggregate amount for which such party is entitled to indemnification under all such claims for indemnification under this Agreement (other than (a) the obligation to pay the Note in accordance with its terms and (b) the indemnification for a breach of the representations in Section 3.1.20, each of which shall not be subject to the limitations of this section 9.4) in the aggregate exceed Twenty Five Thousand Dollars ($25,000.00) (the "Threshold"), at which time the responsible party shall be liable for such amounts, if any, in excess of the Threshold.


9.5 Time Limits; Notice and Payment of Claims.

     (a) The obligations of indemnification set forth in Sections 9.2 and 9.3 hereof shall be subject to the limitation that all claims asserted pursuant to such obligations must be asserted in writing within the applicable statute of limitations period; provided that indemnification obligations regarding legal fees shall continue to apply to defend or avert any third party claims that are brought beyond the statute of limitations period.

     (b) The party seeking indemnification (the "Indemnified Party") shall notify the party from whom indemnification is sought (the "Indemnifying Party") within 45 days after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any damages that the Indemnified Party shall have determined have given or could give rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

     (c) Any actions for indemnification under this Article 9 shall be paid by the Indemnifying Party on demand in immediately available funds in U.S. dollars after such action and the liability for damages thereunder shall have been finally determined. An action and the liability for damages thereunder shall be deemed to be "finally determined" for purposes of this Article 9 when the parties to such action shall have so determined by mutual agreement or, if disputed, when an order of a court having competent jurisdiction shall have been entered and become final with all appeals therefrom being exhausted and the time for any further appeal having expired.

9.6 Matters Involving Third Parties.

     (a) If any third party shall commence an action against any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Article 9, the Indemnified Party shall notify the Indemnifying Party thereof in writing within ten (10) business days after receipt of notice of the commencement of such action; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is thereby prejudiced.

     (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, subject to the limitations provided in Section 9.4, (ii) the Indemnifying Party provides the Indemnified Party with evidence that, in the Indemnified Party's reasonable judgment, the Indemnifying Party (as a group if more than one) will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief which, if granted, is reasonably likely to have a material adverse effect on the Indemnified Party, and (iv) settlement of, or an adverse judgment with respect to, the Third

Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party.

     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.5(b) above, (i) the Indemnified Party may retain separate co-counsel at the Indemnified Party's sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that, in the event such consent is withheld, the Indemnifying Party shall not be liable for any amount of any eventual judgment or settlement in excess of the amount for which the matter could have been settled if consent was granted.

     (d) Unless any of the conditions set forth in Section 9.5(b) above are met,
(i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner the Indemnified Party may deem appropriate, in the Indemnified Party's sole discretion (and the Indemnified Party shall consult in good faith with, but need not obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including, without limitation, all attorney's fees and expenses), (iii) the Indemnifying Party shall remain fully liable for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
Article 9, and (iv) the Indemnifying Party shall cooperate fully with the Indemnified Party in the Indemnified Party's defense of the Third Party Claim.

9.7 Remedies Exclusive. Except as otherwise provided in the last paragraph of
Section 8.1 as to a breach of Article 8, the remedies provided in this Article 9 shall be the exclusive remedies of the parties hereto from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein. The provisions of this Article 9 shall apply to claims for indemnification asserted as between the parties hereto as well as to third-party claims.

                                   ARTICLE 10.

                                   TAX AUDITS

10.1 Tax Audits. Upon receipt of notification from a governmental entity of any audit, proceeding or adjustment ("Proposed Audit") with respect to taxes for which Lightec or either or both of the Richards would be liable under this Agreement including, without limitation, Sections 1.3 and 9.2. above, Biometrics or Lightec shall promptly, but in all events within twenty (20) days after such notification, notify the Richards in writing. The Richards shall have the right but not the obligation to participate in any such Proposed Audit at their expense. If any such Proposed Audit results in a proposed adjustment pertaining to taxes which might result in an additional amount of taxes due for which the Richards may be liable (an "Adjustment"), Lightec or Biometrics shall notify the Richards in writing within twenty (20) days of receipt of notice of such Adjustment. The Richards' shall notify Biometrics within twenty (20) days of receiving Notice from Lightec or Biometrics of any Proposed Audit of the Richards' intention to undertake the defense and handling of such Proposed Audit at their expense. If the Richards do not timely notify Biometrics of their intention to contest such Proposed Audit, their right is thereafter forfeited. Biometrics shall then not be required to contest such Proposed Audit or defend against any proceeding to collect any deficiency in Taxes. If the Richards do not timely elect to contest any Proposed Audit, such Adjustment resulting therefrom shall be considered a final determination unless otherwise contested by Biometrics at its own expense. If timely notice is received by Biometrics of the Richards' intention to contest such Proposed Audit, Biometrics will not concede the correctness of any part of such Proposed Audit and will not enter into any closing or compromise agreement with respect to any of the issues which form the basis for such Proposed Audit, absent the written consent of the Richards, which consent shall not be unreasonably withheld or delayed. The Richards, with the cooperation of Biometrics to the extent necessary to contest effectively such Proposed Audits shall contest such Proposed Audits at their expense through the appropriate administrative channels and in a court of initial jurisdiction, and, if necessary, in a court of appellate jurisdiction. The Richards shall advise Biometrics of all meetings with representatives of any audit authority, grant Biometrics or its representatives the right to attend thereat, and shall deliver to Biometrics copies of all correspondence pertaining to any Proposed Audit. Nothing contained herein shall require Biometrics to contest or refrain from settling a claim which it otherwise would be required to contest or not settle pursuant hereto if Biometrics shall waive the payment by the Richards of any amount that might be payable by them hereunder by way of indemnity with respect to such claim. In connection with a Proposed Audit, the Richards may in good faith pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authorities in respect of such audit and may either pay the tax claimed and sue for a refund (where applicable law permits such refund suits) or contest the audit in any permissible manner. If any Proposed Audit results in a final determination that additional taxes (including any related interest or penalties) are due for which the Richards are liable under Section 9.2, the Richards shall pay such amount within thirty (30) days of receiving written Notice from Biometrics or the governmental entity of such final determination.

                                   ARTICLE 11.
                                  MISCELLANEOUS

11.1. Termination. This Agreement and the transactions contemplated hereby and the provisions herein may be terminated at any time on or before the Closing
Date:

     (a)  by mutual consent of Biometrics and M.A. Richard;

     (b) by Biometrics or M.A. Richard, if the transactions contemplated by this Agreement have not been or are incapable of being consummated by July 15, 2002, as extended (the "Termination Date"), unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by him, her or it at or before the Closing Date; provided, that the non-breaching party's cause of action resulting from such failure to perform or to observe the covenants, agreements and conditions hereof shall not be terminated; or

     (c) by Biometrics or M.A. Richard if the transactions contemplated hereby violate any non-appealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction.

11.2. Entire Agreement. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

11.3. Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

11.4. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original. Execution and delivery of this Agreement (and any of the Exhibits, Schedules and other documents and instruments executed in connection herewith) by facsimile shall be equally as effective as delivery of a manually executed counterpart, and the failure to deliver a manually executed counterpart shall not affect the enforceability or binding effect of this Agreement.

11.5. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, nationally recognized overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

 (i)     If to the Richards or either of them:

         1419 Salt Point Turnpike
         Pleasant Valley, New York 12560
         Telephone: (845) 635-1680
         Fax:       (845) 635-1681

 with a copy (which alone shall not constitute notice) to:

         Richard A. Galt, Esq.
         Curtin & Galt, LLP
         2517 Raeford Road
         Fayetteville, North Carolina 28305
         Telephone: (910) 223-1300
         Fax:       (910) 223-1303

 (ii)    If to Biometrics:

         Security Biometrics, Inc.
         1410 - 1030 West Georgia Street
         Vancouver BC V6E 2Y3
         Canada
         Telephone: (604) 609-7749
         Fax:       (604) 609-7715
         Attention: Wayne Taylor, Chief Financial Officer

 with a copy (which alone shall not constitute notice) to:

         David I. Faust, Esq.
         Faust, Rabbach & Oppenheim, LLP
         488 Madison Avenue
         New York, New York 10022
         Telephone: (212) 751-7700
         Fax:       (212) 371-8410

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.6. Successors; Assignments. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

11.7. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to conflicts of laws rules thereof.

11.8. Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

11.9. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable provided that the overall intent of the parties can be achieved absent the illegal, invalid or unenforceable provision.

11.10. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties to be bound.

11.11. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

11.12. Context of Words. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein: words used in this Agreement shall be used interchangeably in singular or plural form; the words "this Agreement" shall mean "this Agreement and any and all schedules, exhibits or riders annexed hereto and any and all amendments, modifications and supplements hereof"; any pronouns used herein shall include the corresponding masculine, feminine or neuter forms; the words "include", "including", and "such as" shall each be construed as if followed by the phrase "without being limited to"; and the words "herein", "hereof", "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular paragraph or section of this Agreement.

11.13. Resolution of Disputes. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives or other persons who have authority to settle the controversy. Any party may give the other disputing party written notice of any dispute not resolved in the normal course of business. Within five (5) days after the effective date of that notice, executives of the disputing parties shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. The first of those meetings shall take place within thirty (30) days of the effective date of the disputing party's notice. All negotiations pursuant to this Section 11.13 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

11.14. Legal Proceedings. The parties agree that any legal action or proceeding with respect to this Agreement or the Note must be brought in the New York Supreme Court, New

York County, New York or in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement and the other documents, instruments and agreements to which it is a party, each party irrevocably submits to the exclusive jurisdiction of such courts, and to appellate courts therefrom, for purposes of legal actions and proceedings hereunder and, in the case of any such legal action or proceeding brought in the above-named New York courts, hereby irrevocably consent, during such time, to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to a party at its, his or her respective addresses as provided herein, or by any other means permitted by applicable law. If it becomes necessary for the purpose of service of process out of any such courts, each party shall take all such action as may be required to authorize a special agent to receive, for and on behalf of it, service of process in any such legal action or proceeding, and shall take all such action as may be necessary to continue said appointment in full force and effect so that the party will at all times have an agent for service of process for the above purposes in the State of New York. To the extent permitted by law, final judgment against a party in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment. TO THE EXTENT THAT A PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY OF THE ABOVE-NAMED COURTS OR FROM ANY LEGAL PROCESS THEREIN, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY, AND EACH PARTY HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY LEGAL ACTION OR PROCEEDING BROUGHT HEREUNDER IN ANY OF THE ABOVE-NAMED COURTS (I) ANY CLAIM THAT IT, HE OR SHE IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, (II) THAT IT, HE OR SHE OR ANY OF ITS, HIS OR HER PROPERTY IS IMMUNE FROM THE ABOVE DESCRIBED LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, OR OTHERWISE), (III) THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT VENUE FOR THE ACTION OF PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, OR (IV) ANY DEFENSE THAT WOULD HINDER OR DELAY THE LEVY, EXECUTION OR COLLECTION OF ANY AMOUNT TO WHICH EITHER PARTY HERETO IS ENTITLED PURSUANT TO A FINAL JUDGMENT OF ANY COURT HAVING

JURISDICTION. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THE FOREGOING WAIVER BY SUCH PARTY IS INTENDED TO BE IRREVOCABLE AND HEREBY WAIVE ANY RIGHT WHICH IT, HE OR SHE MAY HAVE TO REQUEST A TRIAL BY JURY IN ANY ACTION RELATING TO THIS AGREEMENT OR THE NOTE.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                            ____________________________________
                                            MARYANNE RICHARD, INDIVIDUALLY


                                            ____________________________________
                                            MICHAEL RICHARD, INDIVIDUALLY



                                            SECURITY BIOMETRICS, INC.


                                            BY: ________________________________
                                                KENNETH BARR, PRESIDENT



                                            LIGHTEC COMMUNICATIONS INC.


                                            BY: ________________________________
                                                MICHAEL RICHARD, PRESIDENT



                                            LT ACQUISITION CORP.


                                            BY: ________________________________
                                                KENNETH BARR, PRESIDENT

                         INDEX OF EXHIBITS AND SCHEDULES

I.       EXHIBITS

         A.       PROMISSORY NOTE

         B.       SECURITY AGREEMENT

         C.       EMPLOYMENT AGREEMENT



II.      SCHEDULES

3.1.2       Foreign Qualification

3.1.5       Restrictions and Conflicts

3.1.6       Capitalization of Lightec

3.1.7       Financial Statements

3.1.8       Books and Records

3.1.9       Title to Properties; Encumbrances

3.1.10(b)   Real Property
3.1.10(c)   Inventory

3.1.11      Leases

3.1.12      Material Contracts

3.1.13      Restrictions

3.1.14      Litigation

3.1.15      Taxes

3.1.17      Insurance

3.1.18      Intellectual Properties

3.1.23      Environmental Laws and Regulations

3.1.24      Interests in Clients, Suppliers, Etc.

3.1.25      Bank Accounts, Powers of Attorney and Employees

3.1.26      Changes Since Beginning Balance Sheet Date

3.1.27      Broker's/Finder's Fees

3.1.29      Customers and Suppliers

3.1.30      Warranties.

                                 EXHIBIT A: NOTE

                          EXHIBIT B: SECURITY AGREEMENT

                         EXHIBIT C: EMPLOYMENT AGREEMENT

                     SCHEDULE 3.1.2 - FOREIGN QUALIFICATION

     NONE

                   SCHEDULE 3.1.5 - RESTRICTIONS AND CONFLICTS

     NONE

                         SCHEDULE 3.1.6 - CAPITALIZATION

     Fifty (50) shares, no par value.

                      SCHEDULE 3.1.7 - FINANCIAL STATEMENTS

     1.  Balance Sheets (copies annexed):

         a.   May 14, 2002;
         b.   March 14, 2002;
         c.   December 31, 2001;
         d.   December 31, 2000.

     2.  Income Statements (copies annexed):

         a.   March 14, 2002 through May 31, 2002;
         b.   Fiscal Year ending December 31, 2001;
         c.   Fiscal Year ending December 31, 2000.


                       SCHEDULE 3.1.8 - BOOKS AND RECORDS

     Staffline, Inc. 53 Academy Street, Poughkeepsie, N.Y. maintains payroll/benefit records for Lightec.

               SCHEDULE 3.1.9 - TITLE TO PROPERTIES; ENCUMBRANCES

     1. Liens on vehicles owned by Lightec per Asset Depreciation Schedules set forth on 3/14/02 and 5/14/02 Balance Sheets (copies annexed).

                       SCHEDULE 3.1.10(B) - REAL PROPERTY

     NONE

                         SCHEDULE 3.1.10(C) - INVENTORY

     NONE

                            SCHEDULE 3.1.11 - LEASES

     1. Lease Agreement dated August 1, 2001, between Jeffrey B. Senft, as Landlord, and Lightec, as Tenant, for Lightec's offices located at 3 Charles Street, Suite #3, Pleasant Valley, N.Y. 12569 (copy annexed).

                      SCHEDULE 3.1.12 - MATERIAL CONTRACTS

     1. Bridgeport, CT Multi-Year Contract dated January 17, 2001 including Year 4 Funding Commitment Letter(s) (copies annexed).

                      SCHEDULE 3.1.13 - RESTRICTIONS

     NONE

                          SCHEDULE 3.1.14 - LITIGATION

     1. CYNTHIA L. GRAVES-PUITTI and DEAN PUITTI vs. TYLER L. CRAFT and LIGHTEC COMMUNICATIONS, INC. On or about November 22, 1999, an employee of the company was involved in an accident with another vehicle while driving a company vehicle. The driver of the other vehicle and her spouse subsequently filed suit against the company seeking damages of $1.25 million dollars. The company's insurance policy includes liability coverage up to $2 million dollars. The matter has been referred to, and is being defended by, the company's insurance carrier. The company expects any potential damages to be covered under the policy. Based on the facts as they are presently understood by the company and the Richards, the company and the Richards do not believe the suit will have a material adverse effect on the company.

                             SCHEDULE 3.1.15 - TAXES

     None

                           SCHEDULE 3.1.17 - INSURANCE

     Copy annexed.

                   SCHEDULE 3.1.18 - INTELLECTUAL PROPERTIES

     None

              SCHEDULE 3.1.23 - ENVIRONMENTAL LAWS AND REGULATIONS

     None

             SCHEDULE 3.1.24 - INTERESTS IN CLIENTS, SUPPLIERS, ETC.

     None

               SCHEDULE 3.1.25 - BANK ACCOUNTS, POWERS OF ATTORNEY
                                 AND EMPLOYEES

     Copy annexed

                         SCHEDULE 3.1.26 - CHANGES SINCE
                          BEGINNING BALANCE SHEET DATE

     None

                    SCHEDULE 3.1.27 - BROKER'S FINDER'S FEES

     None

                    SCHEDULE 3.1.29 - CUSTOMERS AND SUPPLIERS

     Copy annexed

                          SCHEDULE 3.1.30 - WARRANTIES

     None